Exhibit 15.1
May 2, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We are aware that our report dated May 2, 2012 on our review of interim financial information of Domus Holdings Corp. and its subsidiaries for the three month periods ended March 31, 2012 and March 31, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 is included in its Prospectus Supplement No. 1 dated May 2, 2012.

Very truly yours,
/s/ PricewaterhouseCoopers LLP